Exhibit 99.1

Avistar Announces Board of Director Change

James Zeigon steps down from his position as Director on Avistar’s board.

San Mateo, Calif., January 4, 2010 – Avistar Communications Corporation (www.avistar.com), a leader in unified visual communications solutions, today announced that James W. Zeigon has stepped down from his position as an Avistar board member. Mr. Zeigon was an appointed board member on June 2, 2004 and has played an important role in shaping Avistar’s strategy while providing the support needed to grow the company. His experience as a business leader and respected individual within the financial services community helped Avistar address the needs of the financial services industry, while building a business focused on addressing the emerging unified visual communications market.

Dr. Gerald J. Burnett, Avistar Chairman, said, “We were delighted when Jim accepted our offer to join the Avistar board back in 2004. He has been instrumental in helping Avistar grow during a very challenging period in its history. Jim’s contribution to the company’s success is immeasurable and he leaves Avistar having helped make the company stable and empowered to succeed in the quickly expanding visual communications market. Jim is stepping down to focus on his personal endeavors and other board interests.  We wish Jim all the best and thank him for his years of dedicated service on the board.”

About Avistar Communications Corporation
Avistar (AVSR.PK) is an innovation leader in the unified visual communications industry, providing proven business-class desktop videoconferencing technology. Avistar's installations include more than 100,000 committed desktop seats worldwide, bringing together business users anytime and anyplace. Companies such as IBM, LifeSize, Logitech, Paradial and Zultys use Avistar technology to power their unified communications solutions. Avistar also works with leading channel partners and resellers including AVI-SPL, CityIS, Fontel, Jenne and Media Plus in more than 40 countries. For more information, please visit www.avistar.com.

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Contact:

Elias MurrayMetzger Chief Financial Officer Avistar Communications Corporation +1 650-525-3300 emurraymetzger@avistar.com